            [LOGO OF IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORPORATION]

FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1

                IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT
                   CORP. REPORTS NEW INVESTMENTS, COMMITMENT


LOS ANGELES, CALIFORNIA, June 4, 1998. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) today reported that since April 1 it has invested directly or through wholly-owned subsidiaries $115.6 million in a number of real estate and mortgage loan acquisition transactions. The Company's and its subsidiaries' acquisitions include the Atrium Tower in Las Vegas, Nevada, an approximately 149,000 square foot office building; the Mission Marketplace in Oceanside, California, an approximately 343,000 square foot shopping center; fourteen properties in Arizona, Texas and New Mexico subject to a "triple-net" lease back from Ugly Duckling Corporation; and approximately $49 million of performing mortgage loans from Franchise Mortgage Acceptance Corp. (Nasdaq: FMAX), an affiliate of the Company's manager. The Company assumed approximately $23 million of existing first mortgage financing and borrowed an additional approximately $83 million under its existing lines of credit in conjunction with those acquisitions.

"We are extremely pleased that we have expanded our asset base to include ownership of income-producing real estate assets meeting our risk-adjusted yield requirements, as well as additional mortgage loan investments" said Mark S. Karlan, President and CEO of the Company. "We continue to have both a significant pipeline of investment opportunities and the capability to source, acquire and manage appropriate assets. We believe that the Company remains well positioned to achieve its asset acquisition and earnings objectives."

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in performing multifamily and commercial mortgage loans, real property and interests in multifamily and commercial mortgage-backed securities.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's Registration Statement on Form S-11, as amended, and other documents filed by the Company with the Securities and Exchange Commission.

For further information, please contact Michael Meltzer, Chief Financial Officer, at (310) 231-5906 or Karen Montandon, Investor Relations, at
(310) 791-8022.